Exhibit 23.1


                         INDEPENDENT AUDITORS' CONSENT




The Board of Directors
The Great Train Store Company:


     We consent to the incorporation by reference in the registration statements on Form S-8 (Nos. 333-37705, 333-10427 and 33-82626) of The Great Train Store Company of our report dated February 10, 1998, relating to the consolidated balance sheet of The Great Train Store Company and subsidiaries as of January 3, 1998 and the related consolidated statements of income, stockholders' equity and cash flows for the years ended December 28, 1996 and January 3, 1998, which report appears in the January 3, 1998 annual report on Form 10-KSB of The Great Train Store Company.


                                             KPMG Peat Marwick LLP

Dallas, Texas
March 16, 1998